Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), made as of November 3, 2016, between PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation (the "Company") and Dr. Graham G. Miao ("Executive").

WITNESSETH:

WHEREAS, Executive currently serves as the President and Chief Financial Officer of the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of Executive with the Company.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, upon the following terms and conditions:

1.     Term.

Subject to the terms and provisions of this Agreement, this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue until the third anniversary of the Effective Date; provided, however, on such third anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter (such third anniversary date and each annual anniversary thereafter, being a "Renewal Date"), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each, unless the Company or Executive gives written notice to the other party of its intention not to renew this Agreement not less than three (3) months prior to the applicable Renewal Date. The period during which this Agreement is in effect and Executive is employed by the Company hereunder is hereinafter referred to as the "Term."

2.     Title, Duties and Responsibilities.

  Upon the terms and subject to the conditions herein contained, the Company shall continue to employ Executive as the President and Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company, and Executive hereby accepts such continued employment. Subject to the appointment of an additional independent director to the Board of Directors of the Company (the "Board") following the Effective Date, the Company shall cause the Board to promptly appoint Executive to the Board. Thereafter, during the Term, Executive shall continue to serve as a member of the Board, subject to the shareholders' election of Executive to the Board. During the Term, the Company shall cause Executive to be nominated for election to the Board at each meeting of the shareholders of the Company where the election of the members of the Board is included in the purposes of such meeting unless Executive has otherwise notified the Company that he does not intend to stand for re-election to the Board. Executive shall not receive any additional compensation for services as a member of the Board. Executive shall, if requested by the Board, also serve as an officer or director of any affiliate of the Company for no additional compensation.

  Executive shall render such services and perform such duties commensurate with his positions as may be reasonably assigned to him from time to time by the Chief Executive Officer of the Company. Excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be permitted to, with the prior written consent of the Board (which consent shall not be unreasonably withheld), serve on up to two (2) outside boards, so long as such activities, in the aggregate, do not interfere with Executive's duties for the Company.

3.     Compensation and Benefits.

  Executive's annual base salary shall continue to be $501,000.00 per year ("Base Salary"). The Base Salary shall be payable in accordance with the Company's normal payroll practices. The Base Salary may be increased annually by the Board or the Compensation Committee of the Board (the "Compensation Committee"), in its sole discretion, and all references in this Agreement to Base Salary shall include any such increase. The Base Salary may not be decreased during the Term.

  In consideration of Executive entering into this Agreement and as an inducement for Executive to accept employment with the Company, Executive shall be eligible to receive a sign-on bonus (the "Sign-on Bonus") in an amount equal to $100,000, if the following performance milestones (the "Performance Milestones") are achieved in calendar year 2016, as determined by the Board or the Compensation Committee, in its sole discretion: (i) achieve the objectives related to the operational restructuring resulting in a flattening management structure and the achievement of a sales force realignment that reduces and streamlines the two separate Company sales into one integrated sales force, (ii) ensure compliance with the Company's debt covenants in August and October 2016, and (iii) regain compliance with NASDAQ's listing requirements prior to the expiration of the grace period. If the Performance Milestones are achieved, the Sign-on Bonus shall be paid to Executive in a cash lump sum as soon as administratively practicable after the Board or the Compensation Committee certifies achievement, but not later than by December 31, 2016.

  With respect to each calendar year that ends during the Term, commencing with calendar year 2016, Executive shall be eligible to receive an annual cash bonus, which shall be payable based on the extent to which, in the discretion of the Compensation Committee, Executive achieves specific and measurable performance objectives established by the Compensation Committee in consultation with Executive. Commencing with calendar year 2017 and each calendar year thereafter during the Term, the performance objectives for Executive's annual cash bonus shall be established by the Compensation Committee in consultation with Executive within the first ninety (90) days of the calendar year to which the bonus relates. Executive's target annual cash bonus (the "Target Bonus") shall be equal to 60% of his Base Salary, which for the avoidance of doubt, for 2016 shall be Base Salary not pro-rated to reflect his partial year of service. The exact amount of the bonus payable to Executive for any calendar year during the Term shall be determined by the Board or the Compensation Committee, in its sole discretion, and may be less than or greater than the Target Bonus; provided, that, in no event shall the bonus payable to Executive for any calendar year during the Term be greater than 200% of the Target Bonus. Except as otherwise provided in this Agreement, Executive must remain employed with the Company through the end of a calendar year in order to be eligible to receive an annual cash bonus for such calendar year. Any annual cash bonus earned by Executive shall be payable as soon as practicable after the end of the applicable calendar year but not later than March 15 after the end of such calendar year.

  In consideration of Executive entering into this Agreement, as soon as practicable following the Effective Date, the Company shall grant to Executive options ("Options") to purchase 95,000 shares of common stock, par value $0.01, of the Company (the "Common Stock"), and 65,500 restricted stock units ("RSUs"). The Options and RSUs shall be granted under the Amended and Restated Pernix Therapeutics Holdings, Inc. 2015 Omnibus Incentive Plan (the "2015 Plan") and/or the Amended and Restated Pernix Therapeutics Holdings, Inc. 2009 Stock Incentive Plan (the "2009 Plan"), as determined by the Board or the Compensation Committee, in its sole discretion, pursuant to award agreements in the forms attached hereto as Exhibits B and C, as applicable, which award agreements shall provide that vesting for the Options and RSUs shall be 1/3 per year, commencing on each anniversary of July 26, 2016.

  With respect to each calendar year that ends during the Term, commencing with calendar year 2017, Executive shall be eligible to receive annual equity awards based on the Company's and Executive's actual performance, as determined by the Board or the Compensation Committee, in its sole discretion. Each such equity award granted to Executive hereunder shall be subject to the terms and conditions of the incentive plan pursuant to which it is granted and such other terms and conditions as are established by the Compensation Committee and set forth in an award agreement evidencing the grant of such equity award.

  During the Term, Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, on a basis which is no less favorable than is provided to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable employee benefit plans, practices and programs. The Company reserves the right to amend or cancel any employee benefit plan, practice or program at any time in its sole discretion, subject to the terms of such employee benefit plan, practice or program and applicable law. Executive shall be entitled to four (4) weeks of paid vacation, in addition to any Company holidays, subject to reasonable business expectations. Executive's paid vacation entitlement shall be pro-rated in calendar year 2016, based on the number of days in calendar year 2016 from and after the date on which Executive's employment with the Company commenced compared to the total number of days in calendar year 2016. Executive shall be entitled to carry forward up to ten (10) accrued but unused vacation days from calendar year to calendar year during the Term. The Company shall reimburse Executive for all reasonable expenses properly incurred by Executive in the discharge of his duties hereunder upon production of evidence therefor in accordance with the Company's then current policy.

4.     Termination of Employment.

  The employment of Executive hereunder may be terminated by the Company with or without Cause (as defined below) or by Executive with or without Good Reason (as defined below). The Company's decision not to renew this Agreement shall be deemed to be a termination of this Agreement without Cause, in which case Executive's employment shall automatically terminate on the last day of the Term. Executive's employment shall terminate automatically if Executive dies. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred, it may give to Executive written notice of the termination of Executive's employment as a result of such Disability. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full- time performance of Executive's duties. Upon termination of Executive's employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

  "Cause" shall mean (i) Executive's gross negligence or willful misconduct in the performance of his duties to the Company that he knows violates applicable law or that causes the Company or any subsidiary thereof to violate applicable law and that, in either case, as reasonably determined, causes material harm to the reputation, goodwill or business operations of the Company; (ii) Executive's willful violation of a material policy of the Company to which Executive is bound; (iii) Executive's commission of fraud or embezzlement with respect to the Company; (iv) Executive's conviction of, or plea of guilty or nolo contendere to, a felony (other than traffic offenses); and (v) a willful material breach by Executive of this Agreement.  For purposes of the definition of Cause, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.  Termination of Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to Executive a written notice detailing the specific acts that serve as the basis for the termination for Cause, within thirty (30) days of the Company becoming aware of such acts, and Executive fails to cure such acts within a period of thirty (30) days of receipt of the notice of termination.

  "Good Reason" shall mean, without Executive's prior written consent, (i) a material diminution in Executive's duties, authority or responsibilities, (ii) a material reduction in Executive's Base Salary or Target Bonus opportunity, (iii) a relocation of Executive to offices of the Company that are more than fifty (50) miles from the Company's offices in Morristown, NJ, (iv) a material change in reporting so that Executive no longer reports directly to the Board or the Chief Executive Officer of the Company, or (v) any action or inaction that constitutes a material breach of this Agreement by the Company. In order to invoke a termination for Good Reason, Executive must deliver a written notice of the grounds for such termination within ninety (90) days of the initial existence of the event giving rise to Good Reason and the Company shall have thirty (30) days to cure the circumstances. In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within sixty (60) days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.

  "Disability" shall mean Executive is "Disabled" within the meaning of section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), or a successor provision.

5.     Compensation Upon Termination of Employment.

  Termination by the Company for Cause or Resignation by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall provide the following (referred to in this Agreement as the "Accrued Obligations") to Executive (i) Executive's Base Salary, vacation and other cash entitlements accrued through the date of termination shall be paid to Executive in a lump sum of cash on the first regularly scheduled payroll date that is at least ten (10) days from the date of termination to the extent theretofore unpaid, (ii) any earned but unpaid annual bonus for the calendar year preceding the calendar year of termination shall be paid to Executive in a lump sum of cash on the date that annual bonuses are paid to similarly situated executives, but in no event later than March 15 of the calendar year in which the date of termination occurs; (iii) any amounts owing to Executive for reimbursements of expenses properly incurred by Executive prior to the date of his termination of employment and which are reimbursable in accordance with Section 3(f) above shall be payable in accordance with the Company's expense reimbursement policy in a lump sum of cash on the first regularly scheduled payroll date that is at least ten (10) days from the date of termination to the extent theretofore unpaid; (iv) the amount of any compensation previously deferred by Executive shall be paid to Executive in accordance with the terms of the applicable deferred compensation plan to the extent theretofore unpaid and (v) amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement, and the Company shall have no other severance obligations with respect to Executive under this Agreement.

  Termination by the Company Without Cause or Non-Renewal or Resignation by Executive With Good Reason. Except as provided in Section 5(c) below, if Executive's employment is terminated by the Company without Cause (other than as a result of Executive's death or Disability), on account of non-renewal of this Agreement by the Company, or if Executive resigns with Good Reason, Executive shall be entitled to receive the Accrued Obligations, which shall be payable as provided in Section 5(a) hereof, and, subject to his execution and non-revocation of the release described in Section 5(e) below and his compliance with the restrictive covenants in Section 8 hereof, Executive shall be entitled to receive the following:

    An amount equal to the sum of (i) 100% of Executive's annual Base Salary in effect at the time of his termination of employment (prior to taking into account any reduction that results from a termination on account of Good Reason) and (ii) 100% of the Target Bonus (prior to taking into account any reduction that results from a termination on account of Good Reason), less all applicable payroll deductions, paid in substantially equal installments in accordance with the Company's normal payroll practices over the twelve (12) month period following Executive's termination date, commencing on the first payroll date that occurs on or after the Release Effective Date (as defined below), but in any event within sixty (60) days following Executive's termination date, provided that the initial payment will include a catch-up payment to cover the period between Executive's termination date and the date of such first payment and the remaining amounts shall be paid over the remainder of such twelve (12) month period;

    a cash payment in an amount equal to the annual cash bonus, if any, that Executive would have earned in respect of the calendar year of his termination of employment based on the achievement of the applicable performance objectives for such year, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the calendar year of his termination of employment and the denominator of which is three hundred sixty-five (365), which payment shall be made in a lump sum, less all applicable payroll deductions, on the date that annual bonuses are paid to similarly situated executives, but in no event later than March 15 of the calendar year following the calendar year of Executive's termination of employment;

    all outstanding, unvested equity awards held by Executive on the date his employment terminates shall become fully vested as of such date, and each outstanding stock option held by Executive on such date shall remain exercisable until the earlier of the original expiration date of such stock option and the six (6) month anniversary of Executive's termination of employment; and

    provided Executive and his eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), Executive and such eligible dependents shall be entitled to continue to participate in such basic medical, dental, vision and prescription drug benefits as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, and the Company shall reimburse Executive an amount equal to 150% of the monthly COBRA premium paid by Executive for him and his eligible dependents, for twelve (12) months or, if earlier, until the date Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage, which reimbursements shall be paid to Executive on each Company payroll date that occurs after the monthly premium is due and such reimbursements shall commence on the first payroll date that occurs on or after the Release Effective Date, but in any event within sixty (60) days following Executive's termination date, provided that the initial payment will include a catch-up payment to cover the period between Executive's termination date and the date of such first payment and the remaining amounts shall be paid over the remainder of such twelve (12) month period.

  For the avoidance of doubt, the amounts paid under this Section 5(b) are in lieu of payment to Executive under any other severance agreement, plan, policy, practice or program of the Company.

  Termination by the Company Without Cause or Non-Renewal or Resignation by Executive With Good Reason Following a Change in Control. If Executive's employment is terminated by the Company without Cause (other than as a result of Executive's death or Disability), on account of non-renewal of this Agreement by the Company, or if Executive resigns with Good Reason, in any such case, within six (6) months prior to or on, or twenty-four (24) months following, a Change in Control (defined below), Executive shall be entitled to receive the Accrued Obligations, which shall be payable as provided in Section 5(a) hereof, and, subject to his execution and non-revocation of the release described in Section 5(e) below and his compliance with the restrictive covenants in Section 8 hereof, Executive shall be entitled to receive the following:

    an amount equal to the sum of (i) 200% of Executive's annual Base Salary in effect at the time of his termination of employment (prior to taking into account any reduction that results from a termination on account of Good Reason) and (ii) 200% of the Target Bonus (prior to taking into account any reduction that results from a termination on account of Good Reason), less all applicable payroll deductions, paid in a single lump sum cash payment on the first payroll date that occurs on or after the Release Effective Date, but in any event within sixty (60) days following Executive's termination date;

    a cash payment in an amount equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the calendar year of his termination of employment and the denominator of which is three hundred sixty-five (365), which payment shall be made in a lump sum, less all applicable payroll deductions, on the date that annual bonuses are paid to similarly situated executives, but in no event later than March 15 of the calendar year following the calendar year of Executive's termination of employment;

    all outstanding, unvested equity awards held by Executive on the date his employment terminates shall become fully vested as of such date, and each outstanding stock option held by Executive on such date shall remain exercisable until the earlier of the original expiration date of such stock option and the six (6) month anniversary of Executive's termination of employment; and

    provided Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, Executive and such eligible dependents shall be entitled to continue to participate in such basic medical, dental, vision and prescription drug benefits as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, and the Company shall reimburse Executive an amount equal to 150% of the monthly COBRA premium paid by Executive for him and his eligible dependents, for eighteen (18) months or, if earlier, until the date Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage, which reimbursements shall be paid to Executive on each Company payroll date that occurs after the monthly premium is due and such reimbursements shall commence on the first payroll date that occurs on or after the Release Effective Date, but in any event within sixty (60) days following Executive's termination date, provided that the initial payment will include a catch-up payment to cover the period between Executive's termination date and the date of such first payment and the remaining amounts shall be paid over the remainder of such eighteen (18) month period. In addition, within thirty (30) days following the eighteen (18) month anniversary of the date of Executive's termination of employment, so long as Executive is not then eligible to receive coverage from another employer, the Company shall pay to Executive a lump sum cash amount equal to the product of (x) six and (y) an amount equal to 150% of the monthly COBRA premium that would be charged to a similarly situated former senior executive of the Company.

  For the avoidance of doubt, the amounts paid under this Section 5(c) are in lieu of payment to Executive under any other severance agreement, plan, policy, practice or program of the Company. Notwithstanding anything in Section 5(c)(i) to the contrary, if the Change in Control does not constitute a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A(a)(2)(A)(v) of the Code and its corresponding regulations (a "409A Change in Control"), in the event that Executive is entitled to the amounts set forth above in Section 5(c)(i) as a result of a termination of Executive's employment on or within the twenty-four (24) month period following the date of the Change in Control, and any portion of the severance benefit payable to Executive pursuant to Section 5(b)(i) is deemed to constitute deferred compensation subject to the requirements of section 409A of the Code at the time of Executive's termination, such portion that constitutes deferred compensation shall reduce the amount that is paid in a lump sum as provided above and such deferred compensation portion shall instead be paid in substantially equal installments over the installment period as described in Section 5(b)(i). In the event that Executive is entitled to the amounts set forth in Section 5(c)(i) as a result of Executive's termination of employment prior to a Change in Control and a Change in Control occurs within six (6) months following Executive's date of termination, Executive shall receive the amounts set forth in this Section 5(c), less any severance compensation paid to Executive in connection with Section 5(b), paid in the same form and time as provided in Section 5(c), except that the amounts payable pursuant to Section 5(c)(i) shall be paid in a lump sum, within ten (10) days after the date of the Change in Control; provided, that if the Change in Control does not constitute a 409A Change in Control and any portion of the severance benefit payable to Executive under Section 5(b)(i) is deemed to constitute deferred compensation subject to the requirements of section 409A of the Code such deferred compensation portion shall not be paid in a lump sum, but instead such deferred compensation portion shall continue to be paid in substantially equal installments over the remainder of the installment period described in Section 5(b)(i).

  Death or Disability. If Executive's employment is terminated by reason of Executive's death or Disability, the Company shall provide the Accrued Obligations to Executive or his estate or beneficiaries, as applicable, and (i) in the event of death, Executive's beneficiaries shall be entitled to receive any Company life insurance benefits in which he was covered at the time of his death or (ii) in the event of Disability, Executive shall be entitled to receive any disability benefits under any applicable long-term disability plan of the Company which covers Executive.

  Release. Executive agrees that, as a condition to receiving the severance payments and benefits set forth in Section 5(b) or Section 5(c), as applicable, Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A. Within two (2) business days of Executive's date of termination, the Company shall deliver to Executive the release for Executive to execute. Executive will forfeit all rights to the severance payments and benefits set forth in Section 5(b) or Section 5(c), as applicable, unless, within fifty (50) days of delivery of the release by the Company to Executive, Executive executes and delivers the release to the Company and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the "Release Effective Date"). The Company's obligation to pay the severance payments and benefits set forth in Section 5(b) or Section 5(c), as applicable, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay such severance payments and benefits.

  Definition of Change in Control. For purposes of this Agreement and, except to the extent as would result in a violation of Code Section 409A, a "Change in Control" shall be deemed to occur if and when the first of the following occurs: (i) the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities; (ii) the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board; (iii) the closing of a merger or similar business combination (each, an "Business Combination") involving the Company if (x) the shareholders of the Company, immediately before such Business Combination, do not, as a result of such Business Combination, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such Business Combination in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such Business Combination or (y) immediately following the Business Combination, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such Business Combination (or, if the entity resulting from such Business Combination is then a subsidiary, the ultimate parent thereof); or (iv) a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (B) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition. In addition, notwithstanding the foregoing, solely to the extent required by Section 409A of the Code, a Change in Control shall be deemed to have occurred only if there occurs a 409A Change in Control.

6.     Section 280G.

  Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the "Excise Tax"); provided, however, that any payment or benefit received or to be received by Executive, whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Company or an affiliate of Company (collectively, the "Payments") that would constitute a "parachute payment" within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made.

  The "net after-tax benefit" shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

  All determinations under this Section 6 will be made by an accounting firm or law firm (the "280G Firm") that is mutually agreed to by Executive and the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G of the Code as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 6 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable.

  If the 280G Firm determines that one or more reductions are required under this Section 6, such Payments shall be reduced in the order that would provide Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Sections 280G and 409A of the Code, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to forfeit any equity award in whole or in part.

  As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Section 6, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the "Overpayments"), or that additional amounts should be paid or distributed to Executive (collectively, the "Underpayments"). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive without interest.

  The Company and Executive will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 6. For purposes of making the calculations required by this Section 6, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

7.     Confidential Information.

Executive recognizes and acknowledges that: (i) in the course of Executive's employment by the Company it will be necessary for Executive to acquire information which could include, in whole or in part, information concerning the Company's sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers' purchases from the Company, the Company's sources of supply, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company's affairs (collectively referred to herein as the "Confidential Information"); (ii) the Confidential Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive's own advantage or the advantage of others.

8.     Confidentiality, Non-Compete, Non-Solicit and Related Covenants.

  Except as provided in Section 8(g), Executive agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company at any time, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, any of the Confidential Information, whether or not developed by Executive, except as required in the performance of Executive's duties to the Company. The Company and Executive acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and Executive further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

  Upon the termination of Executive's employment by the Company or by Executive for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, Executive shall promptly deliver to the Company all originals and copies of correspondence, drawings, blueprints, financial and business records, marketing and publicity materials, manuals, letters, notes, notebooks, laptops, reports, flow-charts, programs, proposals and any documents concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

  Upon termination of Executive's employment by the Company or by Executive for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, Executive agrees that for a period of one (1) year after such termination of employment hereunder, Executive shall not directly or indirectly on behalf of any individual or entity, other than the Company or its subsidiaries or affiliates,  perform services in any capacity (whether as an owner, employee, partner, independent contractor or otherwise) with  any Competitive Business.  For purposes of this Agreement, "Competitive Business" means any business that sells, markets, develops, distributes or manufactures products in the areas of acute treatment of migraine attacks with branded triptan-based medication and management of chronic pain with branded extended-release hydrocodone.  Notwithstanding the foregoing, this Section 8(c) shall not prohibit Executive from (i) becoming employed by an entity if a parent, subsidiary or affiliate of such entity is engaged (or becomes engaged) in a Competitive Business, so long as (A) Executive is not employed by, consulting with or otherwise engaged in any manner with the business unit engaged in the Competitive Business and (B) Executive is not otherwise involved in the offering of products or services that are competitive to the Competitive Business or (ii) providing investment banking services to any Competitive Business in other than an employee capacity.  In the event that the provisions of this Section 8(c) should ever be adjudicated to exceed the time, geographic, services, scope or other limitations permitted by applicable law in any pertinent jurisdictions, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, services, scope or other limitations permitted by applicable law.

  Upon termination of Executive's employment by the Company or by Executive for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, Executive agrees that for a period of one (1) year after such termination of employment hereunder, Executive shall not, directly or indirectly, solicit for hire, attempt to hire, encourage or recommend for hire, or be involved in the hiring or employment of any individual who is a Company employee or exclusive agent, consultant, or representative at the time of Executive's termination of employment or was so employed or engaged at any time within six (6) months prior to Executive's last day of employment at the Company nor interfere with the Company's relationship with an independent contractor.  The foregoing shall not be violated by general advertising not targeted at Company employees or by serving as a reference upon request to an entity with which Executive is not affiliated.

  During the Term and thereafter, Executive agrees not to and the Company agrees not to and to cause its Board and Section 16 reporting officers not to, utter, publish, or communicate, or cause the utterance, publication or communication of any defamatory, disparaging, or untrue, inaccurate, or misleading statements or opinions intended to cause the other to be held in lower regard. The foregoing shall not be violated by testimony in response to legal processes, statements made in good faith performance of duties to the Company, normal competitive type statements or rebuttal of false or misleading statements about the Company or Executive, as the case may be.

  The parties agree that certain matters in which Executive will be involved during the Term may necessitate Executive's cooperation in the future. Accordingly, following the termination of Executive's employment for any reason, to the extent reasonably requested by the Board and subject to Executive's professional commitments, Executive shall cooperate with the Company in connection with matters arising out of Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive's other activities. The Company shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

  Nothing in this Agreement, including Sections 8(a) - 8(f) above, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

9.     Injunctive and other relief.

  In the event of a breach by Executive of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach whether or not the Company may also be entitled to recover damages hereunder.

  It is the intention of the parties that the provisions of Section 8 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

10.     Clawback/Recoupment. Notwithstanding any other provision in this Agreement to the contrary, to the extent the Company adopts a "clawback" or recoupment policy (i) that is applicable to all senior executives of the Company or (ii) in order to comply with applicable law, rule, or regulation, Executive acknowledges that the Company may require that any incentive compensation payable to Executive pursuant to this Agreement or any other agreement or arrangement, in each such case, the payment of which is based on the level of achievement of financial performance goals, may be subject to such policy; provided that any mandatory repayment by Executive to the Company under such policy will be limited to the excess of the compensation that is paid to Executive as a result of the accounting restatement, unless otherwise required by applicable law, rule or regulation.

11.     Attorneys' Fees. In the event that any suit, action or arbitration proceeding is instituted under or in relation to this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing or defending any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants (which shall include, without limitation, all fees, costs and expenses of appeals). All costs of arbitration, including the fees and expenses of the arbitrator, shall be borne by such losing party.

12.     Arbitration. Except as excluded below, any legal or equitable claim or controversy arising out of or relating to this Agreement, including but not limited to Executive's employment by the Company or the termination of that employment (whether by

Executive or the Company), shall be settled exclusively by binding arbitration in the Borough of Manhattan, City of New York, State of New York (or the regional office of AAA located in the Borough of Manhattan, City of New York, State of New York) before a single arbitrator, conducted in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") which are then in effect (the "Rules"). A party seeking arbitration must: (i) deliver a written demand for arbitration and the applicable filing fee to the regional office of AAA located in the Borough of Manhattan, City of New York, State of New York and (ii) on the same day, send a copy of that demand to the other party. In accordance with the Rules, the demand must describe all claims the party seeks to arbitrate, and must be received by the AAA and the other party within the applicable statute of limitations governing that claim, or the party seeking arbitration will be barred from pursuing that claim. All aspects of the arbitration process, including the demand for arbitration, the hearing, and the record of the proceeding, shall be confidential and shall not be open to or disclosed to any third party or the public. Notwithstanding the foregoing, this agreement to arbitrate shall not apply to or cover (x) any claim by Executive for workers' compensation benefits or unemployment compensation benefits, (y) claims by Executive relating to employee benefits under any of the Company's insurance, disability, or retirement plans to the extent they must be raised with the administrator of the relevant plan pursuant to the terms of that plan and (z) any claim by the Company for injunctive or equitable relief, including without limitation claims that Executive has violated any part of Section 8 of this Agreement, or involving intellectual property, unfair competition, or trade secrets.

13.     Governing Law.

This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of New Jersey without regard to the conflict of laws principles thereof. For the purposes of any claim or cause of action in any legal proceeding initiated over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby that is not subject to arbitration pursuant to Section 12 above, such claim or cause of action shall be initiated in any federal or state court located within the County of Morris, State of New Jersey, and the parties further agree that venue for all such matters shall lie exclusively in those courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have, including, without limitation, any claim of forum non conveniens, to venue and any objection to personal jurisdiction or venue in such jurisdiction in the courts located in the County of Morris, State of New Jersey. The parties agree that a judgment in any such dispute may be enforced in other jurisdictions by proceedings on the judgment or in any other manner provided by law.

14.     Amendments, waivers, etc.

No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Executive. No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment, postponement or waiver. No failure or delay on the part of the Company or Executive in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.     Assignment.

The rights and duties of the Company under this Agreement may be transferred to, and shall be binding upon, any person or company which acquires or is a successor to the Company, its business or a significant portion of the assets of the Company by merger, purchase or otherwise, and the Company shall require any such acquirer or successor by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such acquisition or succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any acquirer or successor in accordance with the operation of law and such acquirer or successor shall be deemed the "Company", as the case may be, for purposes of this Agreement. Except as otherwise provided in this Section 15, neither the Company nor Executive may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.

16.     Notices.

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Pernix Therapeutics Holdings, Inc.
10 North Park Place, Suite 201
Morristown, NJ 07960
Attn: Vice President, Human Resources

If to Executive, to such address as shall most currently appear on the records of the Company.

17.     Severability.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

18.     Interpretation, etc.

The Company and Executive have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof shall arise favoring or disfavoring the Company or Executive because of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either party would otherwise have. The Section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

19     Integration; counterparts.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof, including the consulting agreement between Executive and the Company, dated May 9, 2016. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

20.     Indemnification and Insurance.

The Company shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer, employee or consultant of the Company, or of any other person or enterprise at the request of the Company. Expenses incurred by Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company as such expenses are incurred. The foregoing shall be in addition to any indemnification rights Executive may have by law, contract, charter, by-law or otherwise. Executive shall be covered under any director and officer liability insurance purchased or maintained by the Company on a basis, and at levels, no less favorable than the Company makes available to peer executives and such coverage shall remain in effect covering Executive for the duration of the period while Executive is employed by, or providing services to, the Company, and for the six (6) year period after termination of such employment or service. After the occurrence of a Change in Control, the Company shall maintain in effect and shall provide to Executive director and officer liability insurance coverage that is no less favorable to Executive than that coverage in effect immediately prior to such Change in Control. This Section is intended to provide for the indemnification of, and/or purchase of insurance policies providing for payments of, expenses and damages incurred with respect to bona fide claims against Executive, as a service provider, or the Company, as the service recipient, in accordance with Treas. Reg. Section 1.409A-1(b)(10), pursuant to which this section shall not provide for the deferral of compensation. This Section shall be construed consistently, and limited in accordance with, the provisions of such regulation.

21.     Survivorship.

The respective rights and obligations of the parties under this Agreement, including, without limitation the Company's obligations to pay and provide the severance benefits described in Section 5(b) and 5(c) of this Agreement and the Company's indemnification and insurance obligations under Section 20 of this Agreement, shall survive any termination of Executive's employment to the extent necessary to carry out the intentions of the parties under this Agreement.

22.     Withholding.

The Company may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

23.     Section 409A.

  The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and this Agreement shall be interpreted and construed in a manner intended to comply therewith. For purposes of this Agreement, Executive will be considered to have experienced a termination of employment only if Executive has a "separation from service" with the Company and all of its controlled group members within the meaning of Section 409A. Whether Executive has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

  Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. 1.409A-1(b)(9)(iii). With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Executive shall have no right to designate the date or any payment under this Agreement. If the sixty (60) day period following separation from service for which severance payments are to commence begins in one calendar year and ends in a second calendar year, the portion of such payments that are otherwise payable in the first calendar year will be delayed and commence to be paid in a lump sum within the remainder of the sixty (60) day period that occurs in the second calendar, but only (i) with respect to the portion of such amounts that are payable within such sixty (60) day period that constitute deferred compensation subject to Section 409A and (ii) to the extent no additional delay is required pursuant to Section 23(c) below.

  If Executive is a "specified employee" (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date of Executive's separation from service, any benefits payable under this Agreement that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the date of Executive's separation from service, or (ii) the date of Executive's death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (x) the first business day following the six-month anniversary of the date of Executive's separation from service, or (y) Executive's death, the Company shall pay Executive (or Executive's estate or beneficiaries) a lump-sum payment equal to all payments deferred pursuant to the preceding sentence.

  If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PERNIX THERAPEUTICS HOLDINGS, INC.

By: /s/ Tasos Konidaris
Tasos Konidaris
Director

/s/ Dr. Graham G. Miao
Dr. Graham G. Miao

EXHIBIT A

Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Pernix Therapeutics Holdings, Inc. (the "Corporation"), its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the "Releasees"), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Corporation and any services that you provided to the Corporation; any claims that you may have for any benefits under the Employee Retirement Income Security Act of 1974 ("ERISA") (except for vested ERISA benefits); any claims that you may have for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims that you may have under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, and any retaliation claims that you may have under the New Jersey Workers' Compensation Law, as well as any amendments to any such laws; any claims that you may have for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers' compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims that you may have under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to performance or termination of employment with the Corporation, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement. This Release also excludes (i) any claims relating to any right you may have to payments pursuant to Section 5(b) or Section 5(c), as applicable, of the

Employment Agreement, entered into as of November 3, 2016, by and between the Corporation and you (the "Employment Agreement"), (ii) any Accrued Obligations (as defined in the Employment Agreement), (iii) any entitlements to vested equity rights, (iv) any claim for workers' compensation benefits and (v) any rights you may have to indemnification or directors' and officers' liability insurance under the Corporation's bylaws or certificate of incorporation, Section 20 of the Employment Agreement, and any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Corporation or any of its affiliates. You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of your execution of this Release (other than the Accrued Obligations), and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed with any federal, state or local court any actions against Releasees relating to or arising out of your employment with or separation from the Corporation.

Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.

Pursuant to 18 USC § 1833(b), you understand that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, you understand that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Release is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

You acknowledge:

  That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release. If you have signed this Release prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.
  That you have carefully read and fully understand all of the terms of this Release[, including its Attachment A].
  That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.
  That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.
  That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release.
  That these terms are final and binding on you.
  That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Corporation or any of its subsidiaries.
  That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation. If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Corporation, to the attention of the Vice President, Human Resources, Pernix Therapeutics Holdings, Inc., 10 North Park Place, Suite 201, Morristown, NJ 07960, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

_______________________________________________________________________________
Dr. Graham G. Miao                                                 Date

EXHIBIT B

Stock Option Award Agreement under 2009 Plan

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.
2009 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
COVER SHEET

Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), hereby grants a nonqualified stock option to purchase shares of its common stock, par value $0.01 per share (the "Common Stock"), to the Grantee named below (the "Option"). Additional terms and conditions of the grant are set forth on this Cover Sheet and in the attached Nonqualified Stock Option Agreement (together, the "Agreement"), in the Company's Amended and Restated 2009 Stock Incentive Plan (as further amended from time to time, the "Plan") and in your Employment Agreement with the Company, dated as of November 3, 2016 (the "Employment Agreement").

Grantee Name: Graham G. Miao, Ph.D.

Grant Date: November 3, 2016

Number of shares of Common Stock: 95,000

Exercise Price per share of Common Stock: $3.15

Vesting Start Date: July 26, 2016

Vesting Schedule: One-third (1/3) of the Option shall vest on each of the first, second and third anniversaries of the Vesting Start Date, subject to your continued service with the Company on the applicable vesting date.

Expiration Date: November 2, 2026

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You agree that your Employment Agreement will control in the event any provision of this Agreement should appear to be inconsistent with your Employment Agreement. You further acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:	November 3, 2016
Graham G. Miao, Ph.D.

Company:		Date:	November 3, 2016
Tasos Konidaris Director

Attachment

This is not a share certificate or a negotiable instrument.

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.

2009 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Nonqualified Stock Option

This Agreement evidences the grant of an Option exercisable for the number of shares of Common Stock set forth on the Cover Sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan. The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Vesting

The Option will vest in accordance with the Vesting Schedule set forth on the Cover Sheet, subject to your continued service through each vesting date. You may not vest in more than the number of Options set forth on the Cover Sheet of this Agreement.

Unless the termination of your service triggers accelerated vesting or other treatment of your Options pursuant to the terms of this Agreement or your Employment Agreement, you will immediately and automatically forfeit to the Company all of your unvested Options in the event your service terminates for any reason not addressed in this Agreement or your Employment Agreement.

Notwithstanding the Vesting Schedule set forth on the Cover Sheet, if your service is terminated by the Company without Cause (other than as a result of your death or Disability), on account of non-renewal of your Employment Agreement by the Company or if you resign with Good Reason (as each such term is defined below), your Option will become 100% vested upon such termination of service. For all purposes of this Agreement, the terms "Cause", "Good Reason" and "Disability" shall have the meanings set forth in your Employment Agreement.

Change of Control	In the event of a Change of Control, your Option will be treated in the manner so provided in Section 12.10 of the Plan.
Expiration of Option

In all events, the Option will expire on the Expiration Date set forth on the Cover Sheet of this Agreement. The Option will expire earlier if your service terminates, as described below.

Termination Other than for Cause or due to Death or Disability. If your service is terminated by the Company for any reason other than for Cause, death, or Disability, on account of non-renewal of your Employment Agreement by the Company or due to your resignation with Good Reason, you may exercise the vested portion of the Option, but only within the time period ending on the six (6) month anniversary of the termination of your service.

Resignation without Good Reason. If you resign without Good Reason, you may exercise the vested portion of the Option, but only within the time period ending on the three (3) month anniversary of the termination of your service.

2

Termination due to Death or Disability. If your service terminates because of your death or Disability, if you die during the six (6)-month period after the termination of your service by the Company for any reason (other than for Cause, death or Disability), on account of non-renewal of your Employment Agreement by the Company or due to your resignation with Good Reason, or if you die during the three (3)-month period after your resignation without Good Reason, you may exercise the vested portion of your Option, but only within the time period ending on the date that is twelve (12) months after the termination of your service.

Termination for Cause. If your service is terminated for Cause, the Option (including vested and unvested portions) will immediately terminate and no longer be exercisable.

Leaves of Absence

For purposes of the Option, your service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued service crediting or when continued service crediting is required by applicable law or contract. Your service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when your service terminates for all purposes under the Plan.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Common Stock of not less than 100 shares, unless the number of vested shares of Common Stock purchased is the total number available for purchase under the Option, by following the procedures described in the Plan and in this Agreement.

When you wish to exercise the Option, you must exercise in the manner required or permitted by the Company.

If someone other than you exercises the Option after your death, then that person must submit documentation reasonably acceptable to the Company verifying that the person has the legal authority to exercise the Option.

Form of Payment

When you exercise the Option, you must include payment of the Exercise Price indicated on the Cover Sheet of this Agreement for the shares of Common Stock that you are purchasing. Payment may be made in one (or a combination) of the following forms:

  Cash, your personal check, a cashier's check, a money order, or another cash equivalent acceptable to the Company.

  By delivery of or attestation of ownership of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value at the time the Option is exercised.

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  By delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares of Common Stock issuable under your Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price.

  Through a net exercise procedure whereby you surrender your Option (or the portion of such Option then being exercised) in exchange for that number of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the difference between the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised).

Evidence of Issuance

The issuance of shares of Common Stock upon exercise of the Option will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding

You will not be allowed to exercise the Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of shares of Common Stock acquired upon exercise of the Option. If the Company determines that any tax or withholding payment is required relating to the exercise or sale of shares of Common Stock purchased upon exercise of the Option under applicable laws, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any affiliate. You may elect to satisfy this withholding obligation, in whole or in part, by delivering currently owned shares of Common Stock or having the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares of Common Stock to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date"), and such shares may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Any such election must be made prior to the Tax Date. If you are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any such election, may suspend or terminate the right to make such elections, or may provide that the right to make such elections shall not apply to the Option.

Transferability

The Option may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by you in any manner except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code; or (d)(i) to Immediate Family Members (as defined below), (ii) to a partnership in which you and/or your Immediate Family Members, or entities in which you and/or your Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which you and/or your Immediate Family

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Members, or entities in which you and/or your Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of you and/or your Immediate Family Members. "Immediate Family Members" shall be defined as your spouse and the natural or adopted children or grandchildren of you and your spouse. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option, or levy of attachment or similar process upon the Option not specifically permitted herein, shall be null and void and without effect.

In the event of your termination of service, this Agreement will continue to be applied with respect to you, following which the Option will be exercisable by the transferee only to the extent and for the periods specified in this Agreement.

Retention Rights

This Agreement and the grant of the Option do not give you the right to be retained by the Company or any affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any affiliate, including your Employment Agreement, the Company and any affiliate reserve the right to terminate your service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Common Stock have been issued upon exercise of the Option and either a certificate evidencing the shares of Common Stock has been issued or an appropriate entry has been made on the Company's books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued or the appropriate book entry is made, except as described in the Plan.

The Option will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan, unless otherwise referenced as being defined in the Employment Agreement.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded; except that the Employment Agreement and any other written confidentiality, non-competition, non-solicitation and/or severance agreement, or any other written agreement between you and the Company or any affiliate, as applicable, will supersede this Agreement with respect to its subject matter.

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Data Privacy

To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the Option, you give explicit consent to the Company to process any such personal data.

Notice Delivery

By accepting the Option, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or any affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or any affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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EXHIBIT C

Restricted Share Unit Award Agreement under 2015 Plan

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.
2015 OMNIBUS INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT
COVER SHEET

Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), hereby grants restricted share units relating to shares of its common stock, par value $0.01 per share (the "Common Stock"), to the Grantee named below (the "RSU"). Additional terms and conditions of the grant are set forth on this Cover Sheet and in the attached Restricted Share Unit Agreement (together, the "Agreement"), in the Company's Amended and Restated 2015 Omnibus Incentive Plan (as further amended from time to time, the "Plan") and in your Employment Agreement with the Company, dated as of November 3, 2016 (the "Employment Agreement").

Grantee Name: Graham G. Miao, Ph.D.

Grant Date: November 3, 2016

Number of Restricted Share Units: 65,500

Vesting Start Date: July 26, 2016

Vesting Schedule: One-third (1/3) of the RSUs shall vest on each of the first, second and third anniversaries of the Vesting Start Date, subject to your continued service with the Company on the applicable vesting date.

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You agree that your Employment Agreement will control in the event any provision of this Agreement should appear to be inconsistent with your Employment Agreement. You further acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:	November 3, 2016
Graham G. Miao, Ph.D.

Company:		Date:	November 3, 2016
Tasos Konidaris Director

Attachment

This is not a share certificate or a negotiable instrument.

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.
2015 OMNIBUS INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

Restricted Share Units

This Agreement evidences an award of RSUs in the number set forth on the Cover Sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan.

Vesting

The RSUs will vest in accordance with the Vesting Schedule set forth on the Cover Sheet, subject to your continued service through each vesting date. You may not vest in more than the number of shares of Common Stock covered by your RSUs, as set forth on the Cover Sheet of this Agreement.

Unless the termination of your service triggers accelerated vesting or other treatment of your RSUs pursuant to the terms of this Agreement or your Employment Agreement, you will immediately and automatically forfeit to the Company all of your unvested RSUs in the event your service terminates for any reason not addressed in this Agreement or your Employment Agreement.

Notwithstanding the Vesting Schedule set forth on the Cover Sheet, if your service is terminated by the Company without Cause (other than as a result of your death or Disability), on account of non-renewal of your Employment Agreement by the Company or if you resign with Good Reason (as each such term is defined below), your RSUs will become 100% vested upon such termination of service. For all purposes of this Agreement, the terms "Cause", "Good Reason" and "Disability" shall have the meanings set forth in your Employment Agreement.

Change of Control	In the event of a Change of Control, your RSUs will be treated in the manner so provided in Section 10 of the Plan.
Leaves of Absence

For purposes of the RSUs, your service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued service crediting or when continued service crediting is required by applicable law or contract. Your service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when your service terminates for all purposes under the Plan.

Dividend Equivalents

Should any dividend be declared and paid with respect to the shares of Common Stock during the period between the Grant Date and the date on which the RSUs are delivered as shares of Common Stock, the Company shall credit to a dividend equivalent bookkeeping account the value of such dividends that would have been paid if the outstanding RSUs at the time of the declaration of the dividend were outstanding shares of Common Stock. At the same time that the corresponding RSUs are converted to shares of Common Stock and delivered to you, the Company shall pay to you a lump sum cash payment equal to the value of the dividends credited to the dividend equivalent bookkeeping account that correspond to such RSUs that have become vested; provided, however, that any dividend equivalents that were credited to your dividend equivalent bookkeeping account that are attributable to RSUs that have been forfeited shall be forfeited and not be payable to you. No interest shall accrue on any dividend equivalents credited to your dividend equivalent bookkeeping account.

Evidence of Issuance

The issuance of shares of Common Stock with respect to the RSUs will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Delivery	Delivery of the shares of Common Stock represented by your vested RSUs shall be made within thirty (30) days after your RSUs vest.
Withholding

You agree as a condition to this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs or the issuance of shares of Common Stock with respect to the RSUs. If the Company determines that any tax or withholding payment is required relating to the RSUs or the issuance of shares of Common Stock with respect to the RSUs under applicable laws, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any affiliate. You may elect to satisfy this withholding obligation, in whole or in part, by delivering currently owned shares of Common Stock or having the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares of Common Stock to be delivered or withheld shall be based on the Market Price of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date"), and such shares may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Any such election must be made prior to the Tax Date. If you are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any such election, may suspend or terminate the right to make such elections, or may provide that the right to make such elections shall not apply to the RSUs.

Transferability

The RSUs may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by you in any manner except: (a) by will; (b) by the laws of descent and distribution; or (c) pursuant to a domestic relations order, as defined in the Code. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, or levy of attachment or similar process upon the RSUs not specifically permitted herein, shall be null and void and without effect.

Retention Rights

This Agreement and the RSUs evidenced by this Agreement do not give you the right to be retained by the Company or any affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any affiliate, including your Employment Agreement, the Company and any affiliate reserve the right to terminate your service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Common Stock have been issued and either a certificate evidencing the shares of Common Stock has been issued or an appropriate entry has been made on the Company's books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued or the appropriate book entry is made, except as described in the Plan.

The RSUs will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan, unless otherwise referenced as being defined in the Employment Agreement.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded; except that the Employment Agreement and any other written confidentiality, non-competition, non-solicitation, and/or severance agreement, or any other written agreement between you and the Company or any affiliate, as applicable, will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the RSUs, you give explicit consent to the Company to process any such personal data.

Code Section 409A

The grant of your RSUs under this Agreement is intended to comply with Section 409A of the Code ("Section 409A") to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company is not making any representation hereunder as to the particular tax treatment of the RSUs.

To the extent that the RSUs constitute "deferred compensation" under Section 409A, a termination of service occurs only upon an event that would be a "separation from service" within the meaning of Section 409A. If, at the time of your separation from service, (i) you are a "specified employee" within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your separation from service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the "Delay Period"), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Disclaimer of Rights

The grant of RSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Notice Delivery

By accepting the RSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or any affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or any affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.